Exhibit 99.1

Company Contact:	Investor Contact:
Gina Rodrigues	Matt Glover
Aware, Inc.	Gateway Investor Relations
781-276-4000	949-574-3860
grodrigues@aware.com	AWRE@gatewayir.com

Aware Reports Third Quarter 2020 Financial Results

31% Sequential Increase in Revenue and continued Growth in its Subscription Revenue

BEDFORD, MASS. – Oct. 27, 2020 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software products, solutions and services, today reported financial results for the third quarter and nine months ended September 30, 2020.

Third Quarter 2020 and Recent Operational Highlights

•	Implemented a mobile fused face and voice biometric system via Knomi® to support the authentication of more than 100,000 offenders in the state of Arkansas.

•	Affirmed Knomi’s industry leadership by passing iBeta Presentation Attack Detection (PAD) testing levels 1 & 2 with perfect accuracy and tripling the number of Knomi customers.

•	Surpassed 10 million transactions protected by Knomi worldwide and released Knomi D version 2.7.3, an enhanced version of the on-device variant of Knomi.

Third Quarter 2020 Financial Results

Revenue for the third quarter of 2020 was $2.5 million, compared to $1.9 million in the second quarter of 2020 and $3.0 million in the same year-ago period. The 31% sequential increase in revenue was primarily due to higher software license revenue. The year-over-year decrease in revenue was primarily due to lower software license and services revenue associated with temporary delays caused by COVID-19.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: sales@aware.com

Operating loss for the third quarter of 2020 was $2.5 million, compared to an operating loss of $3.7 million in the second quarter of 2020 and an operating loss of $1.2 million in the same year-ago period. The higher operating loss compared with the prior year period was primarily due to lower revenue and higher operating expenses, including investments in sales and engineering resources to drive growth in new product areas, higher personnel costs as well as expenses associated with COVID-19 remote working.

Net loss in the third quarter of 2020 was $1.8 million, or $(0.08) per diluted share, which compares to net loss of $3.1 million, or $(0.15) per diluted share, in the second quarter of 2020 and net loss of $0.2 million, or $(0.01) per diluted share, in the same year-ago period.

Cash and cash equivalents totaled $42.3 million as of September 30, 2020, compared to $47.7 million as of December 31, 2019.

Nine Month 2020 Financial Results

Revenue for the nine months ended September 30, 2020 was $7.9 million, compared to revenue of $9.8 million in the same year-ago period. The decrease in revenue was primarily due to lower services revenue associated with temporary delays caused by COVID-19.

Operating loss for the nine months ended September 30, 2020 was $7.6 million, compared to operating loss of $2.4 million in the same year-ago period. The higher operating loss was primarily due to lower revenue and higher operating expenses, including investments in sales and engineering resources to drive growth in new product areas, higher personnel costs as well non-recurring expenses in the first half of 2020. During the first six months of 2020, the company incurred approximately $1.2 million of non-recurring expenses, including $0.8 million of recruiting fees and severance payments, and more than $0.2 million in COVID-19 related charges, including remote working costs and bad debt from disrupted businesses.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: sales@aware.com

Net loss for the nine months ended September 30, 2020 was $6.0 million, or $(0.28) per diluted share, compared to a net loss of $0.9 million or $(0.04) per diluted share, in the same year-ago period.

Management Commentary

“During the third quarter of 2020, Aware made significant improvements in its best-in-class biometrics solutions, receiving major recognition from the industry’s premier software testing agency iBeta," said Bob Eckel, Aware's Chief Executive Officer. “In parallel, we’ve also increased our focus on operational and growth initiatives, including expanding our marketing efforts and reallocating resources to align our go-to-market approach with trends in our target markets. Our early traction on these initiatives has quadrupled subscription revenue and tripled the number of Knomi subscription customers year-to-date, as well as enabled Knomi to facilitate more than 10 million trusted transactions worldwide. We’re encouraged by our progress and look forward to realizing even greater ROI as we roll out our strategic roadmap in the coming quarters.

“The Aware name is recognized around the world as the biometric solutions provider of choice for the ‘bluest of the blue chip’ government agencies. While we continue to serve and provide the same customer configurability and intimacy that we’ve always provided to our Government partners, we are also increasing our emphasis on commercial subscription-based growth in the financial and retail sectors. With a fortified balance sheet and an industry-leading, comprehensive product portfolio, we are better positioned than we’ve ever been to accelerate growth while enabling customers around the world to own their identities.”

About Aware

Aware is a leading provider of productized biometrics software products, solutions and services to governments, system integrators, and commercial organizations and solution providers globally. Our comprehensive portfolio of biometric solutions are based on innovative, robust products designed explicitly for ease of integration including customer-managed and integration ready biometric frameworks, platforms, SDK’s and services. They fulfill a broad range of functions critical to secure biometric enrollment, authentication, identity and transactions including face, fingerprint, iris, and voice capture modalities, sample quality assurance, data compliance, capture hardware peripheral and system abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products and solutions apply biometrics to enable identity-centric security and know-your-customer (“KYC”) solutions for applications including financial institutions, retail, banking and payments, healthcare, border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

See Aware’s website for more information about our biometrics software products.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: sales@aware.com

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiii) our intellectual property is subject to limited protection; xiv) we may be sued by third parties for alleged infringement of their proprietary rights; xv) we must attract and retain key personnel; xvi) we rely on single sources of supply for certain components used in our hardware products; xvii) our business may be affected by government regulations and adverse economic conditions; xviii) we may make acquisitions that could adversely affect our results, xix) we may have additional tax liabilities; and xx) we believe the effects caused by the COVID-19 pandemic will likely have an adverse impact on our revenue over the next several quarters.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2019 and other reports and filings made with the Securities and Exchange Commission.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: sales@aware.com

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Software licenses	$796	$1,138	$3,176	$3,864
Software maintenance	1,368	1,291	4,110	3,965
Services	310	581	597	1,925
Total revenue	2,474	3,010	7,883	9,754

Costs and expenses:
Cost of services	149	267	483	1,106
Research and development	2,332	2,071	7,027	5,922
Selling and marketing	1,306	930	3,771	2,665
General and administrative	1,207	915	4,170	2,510
Total costs and expenses	4,994	4,183	15,451	12,203
Patent related income	-	-	-	49

Operating loss	(2,520)	(1,173)	(7,568)	(2,400)
Interest income	7	253	174	806
Loss before benefit from income taxes	(2,513)	(920)	(7,394)	(1,594)
Benefit from income taxes	(736)	(769)	(1,416)	(733)
Net loss	($1,777)	($151)	($5,978)	($861)

Net loss per share – basic	($0.08)	($0.01)	($0.28)	($0.04)
Net loss per share – diluted	($0.08)	($0.01)	($0.28)	($0.04)

Weighted-average shares – basic	21,476	21,523	21,452	21,541
Weighted-average shares – diluted	21,476	21,523	21,452	21,541

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: sales@aware.com

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$42,318	$47,742
Accounts and unbilled receivables, net	4,298	5,802
Property and equipment, net	3,818	3,755
Long-term tax receivable	1,179	-
All other assets, net	625	256

Total assets	$52,238	$57,555

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$1,952	$1,283
Deferred revenue	3,041	2,837
Total stockholders’ equity	47,245	53,435

Total liabilities and stockholders’ equity	$52,238	$57,555

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Aware and Knomi are registered trademarks of Aware, Inc.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: sales@aware.com